Exhibit 10.1

SOVRAN SELF STORAGE, INC.
ANNUAL INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
(as amended February 20, 2012)

          1.     Definitions.

                    As used herein, unless the context shall otherwise require, the following terms shall have the following meanings:

                    (a)     "Award Percentage" for a Bonus Year shall mean a percentage of Base Salary used to determine a Participant's Bonus Award which is the sum of the Award Percentages determined as provided in Schedule A for such Bonus Year;

                    (b)     "Base Salary" shall mean a Participant's annual base salary determined as of the last day of a Bonus Year; provided, however, if a Participant is participating in the Plan for less than a full Bonus Year, then the Compensation Committee, in its sole discretion, may adjust that Participant's Base Salary for purposes of determining the Participant's Bonus Award for such Bonus Year;

                    (c)     "Bonus Award" with respect to a Bonus Year shall be the product of the Participant's Award Percentage and the Participant's Base Salary for such Bonus Year;

                    (d)     "Bonus Year" or "Year" shall mean a calendar year;

                    (e)     "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Sovran;

                    (f)     "Executive Officer" shall mean the Executive Chairman, Chief Executive Officer, President, Chief Financial Officer and such other officers of Sovran as from time to time designated by the Compensation Committee;

                    (g)     "Participant" shall mean an Executive Officer participating in the Plan;

                    (h)     "Participants" shall mean all Executive Officers participating in the Plan;

                    (i)     "Plan" shall mean the Sovran Self Storage, Inc. Incentive Compensation Plan for Executive Officers; and

                    (j)     "Sovran" shall mean Sovran Self Storage, Inc. and its affiliates.

          2.     Eligibility; Participation.

                    Each Executive Officer shall be a Participant in the Plan.

                    Participants will be paid a Base Salary determined by the Compensation Committee. Participants will be paid Bonus Awards under the Plan in addition to a Participant's Base Salary.  Fringe benefits available now or in the future shall be based on Base Salary only.

          3.     Compensation Committee.

                    The Compensation Committee is authorized to conclusively interpret the terms and provisions of the Plan, adopt such rules and regulations for its administration as it may deem advisable, decide all questions arising with respect to its operation, and modify, waive or amend the Plan from time to time as may be equitable, except to the extent such modification, waiver or amendment may deprive a Participant of any rights previously granted under the Plan for a Bonus Year.  The Compensation Committee shall annually review the components of the Award Percentage and make such changes as it deems appropriate and advise the Participants of such changes prior to March 31 of such Bonus Year.

          4.     Change in Performance Objectives, Etc.

                    The Compensation Committee in its sole discretion, may change the Award Percentage or any of its components at any time and from time to time upon notice to the affected Participants by amending Schedule A.  Any such change shall be effective as of the effective date set forth in the notice except that a change which is not prospective only shall not disadvantage the Participants.

          5.     Payment of Bonus Award.

                    A Participant's Bonus Award for a Bonus Year shall be paid in such form as determined by the Compensation Committee, as soon as practicable following the end of the Bonus Year.  Payment shall be made in accordance with the Sovran's standard payroll procedures and all amounts required by law to be withheld (including, without limitation, federal, state and local income and Social Security taxes) shall be deducted.

          6.     Restatement of Audited Financial Statements.

                    If a Participant receives a Bonus Award for a Bonus Year and Sovran subsequently restates its audited financial statements for such Bonus Year as a result of misconduct of a Participant, the Award Percentage applicable to such Participant shall, as the Compensation Committee deems appropriate, be recalculated based upon the restatement.  If such recalculation results in a reduction of the Award Percentage for a Participant for such Bonus Year, such Participant shall promptly repay to Sovran the excess of the Bonus Award paid over the amount due after such recalculation.  If an Award Percentage is based in part upon financial statements of another company and such financial statements are restated, the Compensation Committee may, as it deems appropriate, recalculate the Award Percentage of Participants adversely affected.

          7.     Termination.

                    The employment of a Participant with Sovran, and the participation of a Participant in the Plan, may be terminated at any time.  No promise or representation, either express or implied, is made with respect to continued employment, transfer or promotion because of set forth in the notice except that a change which is not prospective only shall not disadvantage the Participants.

                    If a Participant's employment with Sovran terminates before the end of a Bonus year he or she will receive no incentive compensation for the Bonus Year unless such termination is due to death, disability, retirement after attaining age 60 or such other reason as the Compensation Committee determines appropriate.  In such case, the Compensation Committee shall determine what Bonus Award is appropriate.

          8.     Headings.

                    The headings in the Plan are for purposes of reference only.

          9.     Modification or Termination of the Plan.

                    The Compensation Committee reserves the right to modify or terminate the Plan at any time in its sole discretion.  Any modification or termination of the Plan shall be effective on the date notice thereof is mailed or delivered, or announced or otherwise made known, to a Participant or on such other date as may be specified in the notice.

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Schedule A

          A.     Definitions.

                    As used herein, unless the context shall otherwise require, the following terms shall have the following meanings:

                    (i)     "Applicable Four Quarter Period” for a Bonus Year shall mean the four calendar quarter period consisting of the last calendar quarter of the immediately preceding Bonus Year and the first three calendar quarters of the Bonus Year.

                    (ii)     "Award Percentage" for a Bonus Year shall mean a percentage of Base Salary used to determine a Participant's Bonus Award which is the sum of the FFO Award Percentage, the Peer Companies Award Percentage and the Performance Award Percentage;

                    (iii)     "FFO" shall mean net income (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring and sales of property plus real property depreciation and related amortization expense and after adjustments to record unconsolidated partnerships and joint ventures on the same basis.  The determination of FFO for any period shall be made based upon a company’s consolidated financial statements for such period; provided however for the purposes of this Plan the Compensation Committee may make adjustments to "FFO" to eliminate the impact of unusual and unforeseen factors as the Compensation Committee deems necessary to avoid inequitable results;

                    (iv)     "FFO Award Percentage" shall mean the percentage determined pursuant to Section B(i) hereof;

                    (v)     "FFO Target" for a bonus year shall mean the midpoint of the FFO per Share range initially publicly announced by Sovran as its earnings guidance for such year;

                    (vi)     "FFO Growth Percentage per Share" shall mean the percentage determined by dividing (x) the increase, if any, in the FFO per Share for the Applicable Four Quarter Period over the FFO per Share for the four calendar quarter period immediately preceding the Applicable Four Quarter Period by (x) the FFO per Share for such preceding four calendar quarter period;

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                    (vii)     "FFO per Share" shall mean the FFO for an Applicable Four Quarter Period  divided by the average number of shares outstanding for such Applicable Four Quarter Period;

                    (viii)     "NOI" shall mean net operating income at the property reporting level (computed in accordance with generally-accepted accounting principles);

                    (ix)     "Peer Companies" shall mean Extra Space Storage, Inc., CubeSmart and Public Storage, Inc.;

                    (x)     "Peer Companies Award Percentage" shall mean the percentage determined pursuant to Section B(ii) hereof; and

                    (xi)     "Performance Award Percentage" shall mean the percentage determined pursuant to Section B(iii) hereof.

          B.     Award Percentage.

                    (i)     The FFO Award Percentage is determined based upon the FFO per Share for Sovran for the Bonus Year determined as follows:

Sovran's FFO per Share	Award Percentage
Less than 97.5% of FFO Target	0%
97.5% or more but less than 98.75% of FFO Target	15%
98.75% or more but less than 100% of FFO Target	30%
100% of FFO Target	40%
More than 100% but less than 101.125% of FFO Target	45%
101.125% or more but less than 102.5% of FFO Target	50%
102.5% or more of FFO Target	60%

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                    (ii)     The Peer Companies Award Percentage is determined based upon Sovran's FFO Growth Percentage per Share for the Applicable Four Quarter Period compared to the FFO Growth Percentage per Share for the Applicable Four Quarter Period for each of the Peer Companies as reported in the financial statements of the Peer Companies for the Applicable Four Quarter Period as follows:

Number of Peer Companies' FFO Growth Percentage Per Share Exceeded by Sovran's FFO Growth Percentage Per Share	Peer Companies Award Percentage
0	0%
1	20%
2	40%
3	60%

                (iii)     The Performance Award Percentage (which shall not exceed 60%) is based upon the Compensation Committee's review of the Participant's overall performance for a Bonus Year and shall include factors such as:

—	Improvements in same store revenues, expenses and NOI;
—	Results of expansions and enhancements;
—	Marketing innovations;
—	Monitoring and improving Sovran's enterprise risk management and legal compliance program;
—	Use of funds from property dispositions;
—	Maintenance of cost control programs;
—	Financing Sovran growth including joint venture initiatives and improvements to short and long term debt structures;
—	Succession planning with respect to Sovran's key employees;
—	Results related to acquisition and disposition of Sovran's properties;
—	Such other matters as the Compensation Committee deems appropriate as communicated to the Executive Officers.